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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
VerticalNet, Inc.:

  The audits referred to in our report dated December 22, 1998, except as to the last paragraph of Note 14 which is as of February 7, 1999, included the related financial statement schedule for the period from July 28, 1995 (inception) to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

                                          KPMG LLP

Philadelphia, Pennsylvania

February 10, 1999